UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: November 18, 2015

(Date of earliest event reported)

Ollie’s Bargain Outlet Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37501	80-0848819
(Commission File Number)	(IRS Employer Identification No.)

6295 Allentown Boulevard
Suite 1
Harrisburg, Pennsylvania	17112
(Address of principal executive offices)	(Zip Code)

(717) 657-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 18, 2015, Ollie’s Bargain Outlet Holdings, Inc. (the “Company”) issued a press release announcing its hiring of Jay Stasz as Senior Vice President of Finance and Chief Accounting Officer of the Company.

Mr. Stasz, 48, has over twenty-five years of finance and accounting management experience. He most recently served as Senior Vice President, Finance & Accounting for Sports Authority, a sporting goods retailer, a position he held since October 2013. Mr. Stasz has held numerous finance and accounting managerial positions at Sports Authority, including: Senior Vice President and Chief Information Officer, Senior Vice President and Controller, and Vice President Controller. Prior to joining Sports Authority in 1998, Mr. Stasz worked as an Accounting Supervisor for Total Petroleum North America Ltd. and as a Senior Accountant with Deloitte.

There are no arrangements or understandings between Mr. Stasz and any other persons pursuant to which Mr. Stasz received his appointment. Mr. Stasz does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Stasz’s employment will be governed by an employment agreement (the “Employment Agreement”) between Mr. Stasz and the Company. During the term of employment, Mr. Stasz will (i) receive a starting base salary equal to $250,000, (ii) be eligible for an annual bonus corresponding to the Company EBITDA (as defined in the Employment Agreement) for such fiscal year (with a maximum of 80% of base salary) with such bonus calculated in a manner consistent with past practice, (iii) receive a relocation allowance and capped reimbursement for relocation-related travel and temporary housing, in each case subject to repayment if employment is ended within 24 months, (iv) be eligible to participate in all benefit plans generally available to senior executive officers of the Company, and (v) be entitled to 15 days of paid vacation per year for the first five years of employment, increasing to 20 days of paid vacation per year beginning with the sixth year of employment.

During the term of employment, and for specified periods thereafter, Mr. Stasz will be subject to confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation, and non-competition.

If the Company terminates Mr. Stasz for “cause” (as defined in the Employment Agreement) or if Mr. Stasz terminates his employment for “good reason” (as defined in the Employment Agreement), the Company shall continue to pay Mr. Stasz his base salary for a period of 12 months after the termination date (the “Severance Period”) and continue to pay certain benefits to the extent permitted under such plans until the earlier of the Severance Period and the date he has commenced new employment.

In connection with entering into the Agreement, the Company will grant stock options to purchase 50,000 shares of the Company’s common stock, to be issued pursuant to, and subject to the terms and conditions of, the Ollie’s Bargain Outlet Holdings, Inc. 2015 Equity Incentive Plan.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be included with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2015.

Item 8.01 Other Events

On November 18, 2015, the Company issued a press release relating to Mr. Stasz’s new appointment. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release issued on November 18, 2015 of Ollie’s Bargain Outlet Holdings, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

By:	/s/John Swygert
Name: John Swygert
Title: Executive Vice President and
Chief Financial Officer

Date: November 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on November 18, 2015 of Ollie’s Bargain Outlet Holdings, Inc.